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                                                                   EXHIBIT 10.4

April 22, 1996

Mr. James G. Jervis
J&K Pharmaceutical Laboratories

Dear Jim:

The purpose of this letter is to set forth the terms of our agreement regarding the manufacturing of certain products by J&K Pharmaceutical Laboratories ("J&K") for Advantage Marketing Systems, Inc. ("AMS").

J&K has agreed to manufacture, in a full O.T.C. drug manufacturing facility registered with the FDA, certain nutritional supplements for AMS pursuant to our proprietary formulations. J&K has also agreed to work with us to develop new and unique product formulations. All of our formulations, including those developed with J&K's assistance, will remain our property and J&K has agreed to maintain the confidentiality of AMS's product formulations.

J&K will maintain a forty-five day supply of those products which it manufactures for AMS in its warehouse at all times from which AMS will be able to request shipments from on a weekly basis. AMS will be invoiced on the date of shipment and we have agreed to pay all invoices within thirty days of invoice date.

J&K will maintain product liability insurance with an occurrence and aggregate limit of at least $6.0 million from a Class A insurance company. Advantage Marketing Systems, Inc., will be added to this policy as a named insured.

J&K has agreed that it will not directly or indirectly (i) solicit, canvass or otherwise contact or accept any business or transaction from any independent distributor of AMS, (ii) solicit, canvass or otherwise contact or accept any business or transaction from any former independent distributor of AMS for a period of twelve months following such former independent distributor's written termination as an independent distributor of AMS, or (iii) take any action which shall cause the termination or curtailment of the business relationship between AMS and any of its independent distributors, or (iv) directly or indirectly, without the prior written consent of AMS, solicit, entice, persuade or induce any individual or person who is an independent distributor of AMS to terminate or refrain from continuing their independent distributor relationship with AMS.

Mr. James G. Jervis                             April 22, 1996
J&K Pharmaceutical Laboratories                 Page 2

J&K has agreed to maintain strict confidentiality regarding our relationship and not to disclose any information on this relationship without our prior written approval.

If the foregoing accurately sets forth our agreement, please sign the copy of this letter in the space provided and return it to me. We are looking forward to a long and mutually rewarding association.

Sincerely,
/s/ Roger P. Baresel

ROGER P. BARESEL
President
RPB:bms

The above terms and conditions are agreed to and affirmed by me Clifford
S. Kerstetter, Jr. and J&K Pharmaceutical Laboratories.

/s/ James G. Jervis                       DATE:   April 23, 1996
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Mr. James G. Jervis